LICENSE AGREEMENT

THIS AGREEMENT (the "**Agreement**") is entered into as of day of 1st March 2018 ("**Effective Date**"), by and between **Golden Matrix Group Inc**, with offices at 3651 Lindell Road, Ste D131, Las Vegas, NV 89103, a company registered in the state of Nevada USA ("**LICENSOR**") and **Articulate Pty Ltd.,** with offices at Suite 302, 2 Grosvenor Street Bondi Junction NSW 2022, Australia ("**LICENSEE**").

WHEREAS the LICENSOR owns a unique system (the "**GM2 System**") that provides Interactive Gaming Technology, Social Gaming Content and Gaming Management and Marketing solutions to Social Gaming Operators.

WHEREAS the LICENSEE wishes to license the use of the GM2 System incorporating Social Gaming Content, Social Gaming Management and Marketing solutions to support LICENSEE's B2B business which provides Social online gaming services and Social Gaming content to Operators of Social Gaming Systems.

IT IS NOW HEREBY AGREED as follows:

1 DEFINITIONS

"**Applicable Law**" means all laws of any jurisdiction that are applicable to this Agreement, to any of the Parties hereto or to any activity of any of the Parties hereto, as amended and in force from time to time, and the rules, regulations, orders, licenses or permits issued thereunder, including, without limitation, any rules, regulations, orders, licenses and permits of, or issued by, any Competent Authority.

"**Balance Change**" shall mean the sum of the real balance of all players at the end of the relevant accounting period.

"**Business Day**" means any day which is not a Saturday, Sunday or a public or bank holiday in the USA.

"**Coin Purchases**" shall mean the credits purchased by all players within the relevant period.

"**Competent Authority**" shall mean any government, judicial or regulatory authority having jurisdiction over the subject matter of this Agreement, or over any of the Parties hereto.

"**Confidential Information**" is as defined in Clause 12.1.

"**Content and Software Usage**" in relation to a period shall mean the amount of credits wagered on games (Total Bets).

"**Content Provider**" means persons or entities that own Game Content.

"**Documentation**" shall mean the documentation, specification, information, directions, explanations and similar material relating to the GM2 System supplied by the LICENSOR to the LICENSEE from time to time.

"End User" shall mean a player who utilizes the Online Technology System or Online Social Gaming System of the LICENSEE's Operators.

"Excluded Territories" shall mean American Samoa, Australia, Bulgaria, Cyprus, Estonia, Finland, Hong Kong, Israel, Italy, Latvia, Macau, U.S. Minor Outlying Islands, U.S. Virgin Islands, United States of America, and any other territories as determined by LICENSOR and which LICENSOR provides notice of to LICENSEE pursuant to this Agreement.

"Fees" is as defined in Clause 8.

"Force Majeure Event" shall mean any circumstance not within a Party's reasonable control, including without limitation, war, insurrection, sabotage, terrorism, embargo, fire, flood, accident, earthquake, strike (save for a strike solely of the workforce of the Party claiming that a Force Majeure Event has occurred), interruption of and/or delay in transportation and/or telecommunication service and/or power supply necessary for the provision of the Game Content, but excluding failures by a supplier or sub-contractor to provide goods or services (other than to the extent that the supplier or sub-contractor itself suffers from an event mentioned in this definition).

"Game Content" means online games provided by third parties.

"Group" in respect of a Party, means, the holding company of that company, together with every subsidiary of that holding company. A company is a 'subsidiary' of another company, (i.e. its "holding company"), if (and for as long as) the other company (i) holds a majority of voting rights in it; (ii) is a member of it and has the right to appoint or remove a majority of its board of directors; or (iii) is a member of it and controls, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it or the right to appoint or remove a majority of its board of directors.

"Intellectual Property Rights" shall mean any and all intellectual property rights of all types or nature whatsoever, including without limitation, patents, copyright, design rights, trade marks, data base rights, applications for any of the above, moral rights, know-how, trade secrets, domain names, URL, trade names, goodwill or any other intellectual or industrial property rights (and any licenses in connection with any of the same), whether or not registered or capable of registration, and whether subsisting in any specific country or countries or any other part of the world.

"IPR Claim" is as defined in Clause 14.2.

"LICENSOR Parties" is as defined in Clause 14.1.

"Minimum Fee" shall mean a fee as detailed in clause 6.3.

"Online Social Gaming System" shall mean the interactive social gaming system operated by Operators using the GM2 system pursuant to the rights granted to Operators by the LICENSEE

"OPERATOR" shall mean gaming operators utilizing the GM2 system and providing online gaming services to End Users

"Party" or **"Parties"** shall mean LICENSOR and/or LICENSEE.

"Taxes" shall include Value Added Tax (or equivalent thereof) and any withholding tax, charges, duties, fees, excesses and/or tariffs.

"Term" is as defined in Clause 16.1.

"Usage Fee" shall mean a percentage of the Content Usage as detailed in Clause 6.1 which is payable monthly.

"Website" shall mean the websites of the LICENSEE's Operators at which End Users can access the Content and via the Online Social Gaming System.

2 TERRITORIES

2.1 Subject to Clause 2.2, the use of the GM2 System is authorized for the LICENSEE's use in the following territories only: East Asia (other than Excluded Territories and countries whose laws specifically require such use or distribution to be licensed by their regulatory authorities). The use of the GM2 System is not authorized for use in the Excluded Territories or in any other territories not specifically stated herein at any and all times.

2.2 The GM2 System will be provided in English and any additional language(s) as listed here: Chinese.

2.3 The GM2 System provided will be configured to accept payment in the following currencies: Euro, CNY / RMB (strictly only for use by residents in the authorized territories referred to in Clause 2.1 only).

2.4 Additional territories, languages and currencies may be provided upon request and at the sole and absolute discretion of the LICENSOR, and subject to commercial projections, availability and prevailing contractual arrangements.

3 SCOPE

3.1 The LICENSEE accepts that subject to the terms of this Agreement, the license granted hereunder is a non-exclusive and non-assignable license.

3.2 The LICENSEE is permitted to use the GM2 System to support social gaming activity on Mobile and Desktop Devices.

3.3 Where a territory is excluded from a specific category, the LICENSEE may not operate the Game Content in that territory even where the territory is authorized for general activity.

4 SETUP AND SETUP FEE

4.1 The setup fee shall be waived by the LICENSOR.

4.2 The LICENSEE undertakes that it shall secure and be fully responsible for securing all necessary consents, licenses and approvals required for the use of any content to be incorporated into white label products, including without limitation, for its use of any Intellectual Property Rights of third parties in connection with the LICENSEE's Operators' Websites.

5 TRAINING

5.1 The LICENSOR will provide full training for the LICENSEE prior to and during the operation of the GM2 System.

5.2 Such training will be provided without additional charge to the LICENSEE.

5.3 Nothing by way of the provision of the aforesaid training or otherwise shall be construed as amounting to the engagement by the LICENSOR with the LICENSEE in any illegal activity, or any conspiracy, instigation, aiding or abetting by the LICENSOR in furtherance of any activity of the LICENSEE.

6 USAGE FEE

6.1 For all casino games, the LICENSEE shall pay to the LICENSOR a Usage Fee detailed in 'Schedule A' (attached hereto) out of Content and Software Usage.

6.2 All calculations of the Usage Fee will be converted to the United States Dollars (USD) currency based on the rate of exchange between the USD and the local currency on the last day of each month. Payment must be in USD (or other currency agreed by the LICENSOR). For the avoidance of doubt, currency conversion will be calculated at the USD conversion Average Price rate published on www.oanda.com as at the time of reconciliation.

6.3 A Minimum Fee of 'No Minimum' per month will be charged by the LICENSOR, such Minimum Fee will be set-off against any future Usage Fees Incurred by LICENSEE.

7 ADDITIONAL LANGUAGES

7.1 The provision of Additional New Languages will be subject to written approval by the LICENSOR, in its sole discretion.

7.2 Availability of Additional New Languages will be reviewed on a case-by-case basis.

7.3 Additional New Languages will be charged as follows:

7.3.1 Set-up fee of USD $5,000 per available Additional New Language, or as may otherwise be agreed in writing between the Parties.

7.3.2 At the sole discretion of the LICENSOR, and taking into account the trading performance and KPIs of the LICENSEE, the set-up fee may be reduced or waived.

8 PAYMENT

8.1 In consideration of the rights granted under this Agreement, the LICENSEE agrees to pay the LICENSOR all fees (**"Fees"**) as provided for in this Agreement.

8.2 The Fees due to the LICENSOR exclude all taxes (including Value Added Tax (VAT) or any withholding tax, where applicable), charges, duties, fees, excesses and/or tariffs (collectively, the **"Taxes"**). The LICENSEE shall be wholly responsible for payment of the applicable Taxes. The Fees represent the benefit to be received by the LICENSOR net of any Taxes. For the purpose of this Clause, if required, the LICENSEE will gross up the Fees, where applicable, to ensure that the LICENSOR receives its Fees net of any Taxes.

8.3 The LICENSOR shall invoice the LICENSEE for the Fees within 14 days of the month end. The LICENSEE shall pay the Fees in full by no later than seven (7) days after the receipt of each invoice from the LICENSOR.

8.4 Should the LICENSEE fail to make any payment in full on the due date of any sums which are due under this Agreement, then, without limiting any of the LICENSOR's other rights and remedies in such event, the amount due shall carry interest at the default rate of the lesser of (i) 3% per annum above the London Interbank Offering Rate from time to time, or (ii) the highest rate permitted by the Applicable Law, accruing on a daily basis from the due date until the date of actual full and complete payment, whether before or after judgment, and compounded monthly.

9 COPYRIGHT, PATENTS, TRADE MARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS

9.1 The LICENSEE hereby acknowledges and agrees that the LICENSOR retains ownership of all Intellectual Property Rights in and to the GM2 System, Documentation, and any and all related documentation and anything else as is developed, or provided by, LICENSOR and delivered, or made available to, the LICENSEE pursuant to this Agreement.

9.2 The LICENSEE hereby acknowledges and agrees that the Content Providers retain ownership of certain Intellectual Property Rights in and to such Game Content, Documentation and anything else as is developed by the Content Provider and delivered to the LICENSEE pursuant to this Agreement.

9.3 The LICENSEE shall not:

9.3.1 use, copy, modify, create derivative works from or distribute the GM2 System, Game Content, or Documentation, any part of it, or any copy, adaptation, transcription or merged portion of it;

9.3.2 decode, reverse engineer, disassemble, decompile or otherwise translate or convert the GM2 System, Game Content or Documentation or any part of it;

9.3.3 transfer, loan, lease, assign, rent or otherwise sublicense the GM2 System or Documentation;

9.3.4 remove any copyright, proprietary or similar notices from the GM2 System or Documentation (or any copies of it); or

9.3.5 operate the GM2 System, or any part of it, for the benefit of or on behalf of any third party, including by way of application service provider services, internet service provider services, timesharing arrangements, outsourcing services or bureau services.

10 GAMING LICENCES AND HOLOMOGATION

10.1 The LICENSEE warrants and undertakes that it shall obtain and maintain all necessary and applicable gambling and other licenses and regulatory certifications and approvals at its own expense necessary for the operation of its business, and provide copies of any such documents to the LICENSOR.

11 AUDIT

11.1 The LICENSOR may, at any time during the Term, and for two (2) years thereafter, on reasonable notice to the LICENSEE, inspect (either in person or by means of remote access) any and all books and records of LICENSEE, websites and/or online systems owned, or operated by, LICENSEE, as well as any Website and/or Online System or Online Technology System or Online Social Gaming System of the LICENSEE's Operators

12 CONFIDENTIALITY

12.1 In this Agreement, "Confidential Information" includes all information, in whatever medium, relating to the trade secrets, operations, processes, plans, intentions, product information, know-how, designs, market opportunities, transactions, affairs or business of the LICENSOR or its Sub-licensees, clients, suppliers, holding companies or subsidiaries, and of the Content Provider; all information relating to the GM2 System and related documentation, Game Content, including its related Documentation; the terms or subject matter of this Agreement; and the negotiations relating to this Agreement.

12.2 The LICENSEE shall, both during the Term of this Agreement and thereafter:

12.2.1 Keep all Confidential Information disclosed to it strictly confidential;

12.2.2 Not disclose any such disclosed Confidential Information to a third party, other than to such of its employees, officers or professional advisors on a 'need to know' basis, and only provided that the LICENSEE shall ensure that each such employee, officer or advisor shall keep such Confidential Information confidential and shall not use any of it for any purpose or disclose it to any person, firm or company, other than those for which or to whom the LICENSEE may lawfully use or disclose it under this Agreement; and

12.2.3 Use Confidential Information only in connection with the proper performance of this Agreement.

12.3 Without limiting the above provisions, and save as required by Applicable Law, or any applicable regulatory authority or government body to which the LICENSEE is subject (wherever situated), the LICENSEE shall not make any public announcement, issue any press release or make any form of statement to the public about this Agreement or any ancillary matter without the prior written consent of the LICENSOR, which consent shall not be unreasonably withheld or delayed.

12.4 Clause 12.2 shall not apply to any Confidential Information, to the extent that it:

12.4.1 comes into the public domain other than through breach of Clause 12.2;

12.4.2 is required or requested to be disclosed by any Competent Authority to which the LICENSEE is subject, wherever situated; the LICENSEE agrees that in the event that the LICENSEE is under demand or request to disclose such information, it shall provide to the LICENSOR prompt notice of such demand or request, and shall consult and cooperate with the LICENSOR in connection with such disclosure;

12.4.3 is known to the LICENSEE before the disclosure to it by the LICENSOR or on its behalf, as proven by written records; or

12.4.4 is disclosed with the LICENSOR's prior written approval to the disclosure.

13 LICENSEE'S UNDERTAKINGS

13.1 The LICENSEE undertakes to install the Game Content and any and all updates thereto, in Object Code form only, for use on the LICENSEE's Online Technology System and in connection with the operation of the Website (whether online or on Mobile Devices by LICENSEE's Operators.

13.2 The LICENSEE undertakes to obtain and maintain during the term of this Agreement, at its own expense, any and all permits, consents, licenses, approvals and authorizations necessary for its activities, all in accordance with the Applicable Law and requirements of all competent authorities. The LICENSEE shall immediately notify the LICENSOR in writing of any changes, variations, withdrawals, suspensions or cancellations in or to any permits, consents, approvals or authorizations granted to the LICENSEE which may affect the operation of its business or its use of the GM2 System or Game Content.

13.3 The LICENSEE undertakes to pay in full and in a timely manner the applicable taxes (including the relevant Technology taxes) and fees which apply in connection with its business.

13.4 The LICENSEE shall assume full responsibility, and acknowledges and declares that LICENSOR shall not be responsible in any way, for all contact with the distribution channels, agents or players, including but not limited to billing aggregation, support associated with the utilization of the GM2 System and any other activity being processed or executed through the GM2 System by LICENSEE or its Operators, the distribution channels, agents or players. For the avoidance of doubt, LICENSOR's sole responsibility under this Agreement will be to

provide LICENSEE with the right to receive and utilize the GM2 System and for that purpose LICENSEE shall only be in contact with LICENSOR.

13.5 The LICENSEE undertakes to, when required by the LICENSOR, provide all reasonably required data and access in connection with its business.

13.6 The LICENSEE is aware of the legal issues (including legal issues applicable to the Excluded Territories) relating to the operation of online gambling sites, and understands that the LICENSOR is not warranting in any way or manner that the use of the GM2 System or any [Online Technology System or Online Social Gaming System for the purposes of gambling (as such term is commonly understood in the industry) is legal in the jurisdictions in which the LICENSEE intends to use it.

13.7 The LICENSEE warrants and undertakes to the LICENSOR that it will obtain and maintain during the Term, at its own expense, any and all permits, consents, licenses and authorizations which may be necessary for the promotion and operation of the GM2 System, any Online Technology System or Online Social Gaming System or any Website, all in accordance with Applicable Law and requirements of the Competent Authority.

13.8 The LICENSEE warrants that it shall only use the GM2 System to enable End Users to participate in social gaming by means of remote communication. The LICENSEE shall not knowingly permit the GM2 System or any ONLINE TECHNOLOGY SYSTEM or ONLINE SOCIAL GAMING SYSTEM to be used for the purposes of any land-based gambling activity.

13.9 The LICENSEE acknowledges that any breach of any provision of Clause 13 shall constitute a material breach of this Agreement.

13.10 The LICENSEE undertakes to:

13.10.1 inform prospective End Users in the Excluded Territories that the laws of such Excluded Territories prohibit the provision of the Game Content to End Users who are physically present in the Excluded Territories;

13.10.2 require End Users to enter into contracts that are subject to an express condition that the End User is not to use the Game Content if the End User is physically present in any of the Excluded Territories;

13.10.3 require End Users to provide personal details showing that the End User is not physically present in any of the Excluded Territories;

13.10.4 obtain data that indicates that the End User was physically present outside the Excluded Territories when the relevant End User account was opened, and throughout the period when the Game Content is provided to the End User; and

13.10.5 take such other measures as far as reasonably practicable to ensure that the LICENSEE does not, or cannot reasonably have, End Users physically present in any of the Excluded Territories whilst accessing the Game Content, including without limitation, by effectively blocking

access to residents of the Excluded Territories who use a VPN, proxy from or similar service that masks or manipulates the identification of the End User's real location, or by otherwise providing false or misleading information regarding the End User citizenship, location or place of residence, or by making bets or wagers using the Game Content through or on behalf of a third party located in an Excluded Territory.

13.11 If the LICENSOR advises the LICENSEE to stop activity and/or payments relating to the Game Content due to a problem or a defect, then the LICENSEE shall do so immediately.

13.12 If the LICENSOR advises the LICENSEE to remove any of the games provided to the LICENSEE from its service, the LICENSEE shall cooperate with the LICENSOR on the removal of such games.

13.13 The LICENSOR shall have no responsibility for any external marketing, advertising and publicity for the Website.

13.14 The LICENSEE shall not, as part of any Online Technology System or Online Social Gaming System or Website or otherwise in connection with the Game Content, make available content which is in breach of the Applicable Law, which discriminates on the grounds of race, religion, gender, sexuality or otherwise, or which depicts violence or sexual force.

13.15 The LICENSEE undertakes that it will not permit End Users located in any of the Excluded Territories to use the Game Content in any way or manner in connection with any real money play. For the avoidance of doubt, this restriction also applies to residents and citizens of other nations while located in an Excluded Territory. The fact that the Game Content is accessible in an Excluded Territory, or that the Game Content allows the use of the official language of an Excluded Territory, shall not be construed as a license to use the Game Content in such Excluded Territory.

13.16 If it becomes apparent that an End User is located in any Excluded Territory, or if the LICENSEE becomes aware of any suspected access by an End User from an Excluded Territory or a potential access or potential breach in connection with the said Excluded Territory, the LICENSEE undertakes to immediately notify LICENSOR of the same, by telephone and in writing, with all known identification, transaction and technical details. In such event, or if LICENSOR becomes aware of the same and has notified the LICENSEE thereof, the LICENSEE shall immediately suspend such Operator's or End User's account and freeze the funds therein all in accordance with the Applicable Law. The LICENSEE shall inform LICENSOR of said suspension and update LICENSOR on an on-going basis of all related actions taken in respect of the matter, including without limitation, all action taken in order to verify the actual location of the End User and measures implemented to prevent reoccurrence of such access.

13.17 The LICENSEE shall ensure that all of its Group members, marketing affiliates, partners or other business associates comply with the restrictions and commitments specified in the two foregoing clauses above, and the LICENSEE shall be solely liable for any and all losses and damages caused to the LICENSOR as a result of the breach of the commitments herein.

13.18 During the Term, the LICENSEE shall co-operate with the LICENSOR in all matters relating to the Game Content, provide all reasonably required data and access (including where required for the LICENSOR to fulfil its legal and regulatory obligations), and appoint an officer who shall have the authority to represent and act on behalf of the LICENSEE on all matters relating to this Agreement.

13.19 The LICENSEE shall promptly bring to the attention of the LICENSOR any information it shall have regarding the improper or wrongful use of the Game Content, or the LICENSOR's or the Content Provider's name, logo or other Intellectual Property Rights, or any information which is or may be material to the proper support of the GM2 System, the Game Content or the ONLINE TECHNOLOGY SYSTEM or ONLINE SOCIAL GAMING SYSTEM].

13.20 The LICENSEE undertakes and agrees that following the expiry or termination of the Agreement for any reason whatsoever, the LICENSEE shall not, whether by itself, its representatives, agents, associates, proxies or any other party or parties, enter into any agreement relating to the licensing of the GM2 System, the Game Content and/or any other gambling-related software with any Content Provider or any of the Content Providers' representatives, agents, associates, proxies or any other party or parties for a period of twelve (12) months, or if this period is deemed unenforceable under the applicable law, for the longest possible duration that is deemed enforceable. The LICENSEE acknowledges and agrees that such an arrangement is reasonable and necessary for the protection of the LICENSOR's legitimate business interests.

14 WARRANTY AND INDEMNITY

14.1 The LICENSEE shall indemnify and hold harmless the LICENSOR and its shareholders, directors, officers, employees and other representatives (the "**LICENSOR Parties**") from and against any and all suits, losses, claims, damages, costs, expenses (including reasonable costs and expenses, VAT (or its equivalent) and reasonable attorneys' fees), any other actions and liabilities suffered or incurred by the LICENSOR in connection with any breach of the LICENSEE of this Agreement. The LICENSEE shall also indemnify the LICENSOR Parties from and against any and all suits, claims or other actions and any damages, losses and expenses (including reasonable attorney's fees) payable to a third party by any of the LICENSOR Parties, arising out of any claim by a third party relating to a breach of the LICENSEE's warranties or undertakings set out in this Agreement.

14.2 The LICENSOR shall indemnify and hold harmless the LICENSEE from and against any and all losses, demands, claims, damages, costs, expenses (including reasonable legal costs and expenses and VAT (or its equivalent) and liabilities suffered or incurred by the LICENSEE in consequence of any claim brought by a third party against the LICENSEE on the basis that the LICENSEE's use of the GM2 System in accordance with this Agreement, infringes the Intellectual Property Rights of such third party (the "**IPR Claim**"), provided that the LICENSEE:

14.2.1 notifies the LICENSOR promptly in writing, after the LICENSEE receives notice of the IPR Claim;

14.2.2 gives the LICENSOR sole control of the defense with respect to the IPR Claim and any settlement negotiations; and

14.2.3 gives the LICENSOR the information, authority, and assistance, at the LICENSOR's cost, the LICENSOR reasonably needs to defend against or settle the IPR Claim; provided, however, that the LICENSEE shall have no obligation to initiate suit to protect LICENSOR's interests, so long as the LICENSEE provides prompt written notice to LICENSOR of the IPR Claim.

14.3 The LICENSOR will not indemnify the LICENSEE if the LICENSEE alters the GM2 System or Game Content or uses either outside the scope of the permitted use, or if the LICENSEE uses a version of the GM2 System or Game Content which has been superseded, if the infringement claim could have been avoided by using an unaltered current version of the GM2 System or Game Content which was provided to the LICENSEE. The LICENSOR will not indemnify the LICENSEE to the extent that an IPR Claim is based upon any information, design, specification, instruction, software, game content, data, or LICENSEE's assets (as applicable) which were not furnished by the LICENSOR. The LICENSOR will not indemnify products, or hardware not provided by itself, provided that the Game Content, in and of itself, would not otherwise give rise to the IPR Claim.

14.4 If the LICENSOR believes or it is determined that any of the GM2 System may infringe someone else's Intellectual Property Rights, the LICENSOR may choose, at its sole discretion, to either modify the GM2 System to be non-infringing (while substantially preserving its utility or functionality), or obtain a license to allow for continued use of the GM2 System, or if these alternatives are not commercially viable, the LICENSOR may terminate the license or the infringing part thereof immediately upon written notice to the LICENSEE.

15 GENERAL REPRESENTATIONS AND WARRANTIES

15.1 Each Party represents and warrants to the other Party that in respect of itself:

15.1.1 it is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated (or, if different, has its principal place of business), and is fully qualified and empowered to own its assets and carry out its business; and

15.1.2 it has full power to enter into, and to exercise its rights and person its obligations under, this Agreement and this Agreement, when executed, will constitute the valid, lawful and binding obligations of it, in accordance with its terms.

16 TERM AND TERMINATION

16.1 The Term of this Agreement shall commence on the Effective Date and shall continue for an initial period of 12 months.

16.2 Either Party can terminate this Agreement for any reason by giving 30 days' advance written notice to the other Party.

16.3 The LICENSOR shall be entitled to terminate this Agreement immediately upon notice to the LICENSEE in the event of:

16.3.1 any material breach by the LICENSEE of this Agreement;

16.3.2 any threat or instigation of enforcement proceedings or actions by a Competent Authority against the LICENSOR as a result of this Agreement; or

16.4 In the event that neither party provides any notice of termination to the other party as aforesaid, then this Agreement shall automatically renew for another term of 12 months on the same terms herein, excluding this Clause 16.4.

17 EFFECT OF TERMINATION

17.1 Upon expiry or termination of this Agreement, the LICENSEE shall cease all use of the Gm2 System and Game Content and shall return, or at the LICENSOR's option, destroy all copies of the GM2 System and any related documentation, and Game Content, including any related Documentation, in its possession or control, and provide the LICENSOR with a certificate signed by an officer of the LICENSEE attesting to such destruction.

17.2 The expiry or termination of this Agreement for any reason shall not affect:

17.2.1 any rights, obligations or liabilities which have accrued before the date of termination or expiry; or

17.2.2 any rights, obligations or liabilities specifically stated herein to continue in force after and despite expiry or termination of this Agreement.

18 GOVERNING LAW AND JURISDICTION

18.1 This Agreement shall be governed by and construed in accordance with the laws of Nevada in the USA. The Parties hereby agree that the competent courts of Nevada shall have exclusive jurisdiction in all matters relating hereto (including non-contractual disputes or claims).

19 MISCELLANEOUS

19.1 **Entire Agreement:** This Agreement, together with the documents referred to in it, represent the entire terms agreed between the Parties in relation to the sub-licence of the GM2 System set out therein, and supersedes and extinguishes any prior drafts, and all previous contracts, arrangements, representations, warranties of any nature, whether or not in writing, between the Parties relating to the same. Each Party acknowledges and agrees that in entering into this Agreement on the terms set out in this Agreement, it is not relying upon, and shall have no remedy in respect of, any statement, representation, warranty, promise or assurance made or given by any other Party or any other person, whether negligently or innocently made, whether

19.1 **Entire Agreement:** This Agreement, together with the documents referred to in it, represent the entire terms agreed between the Parties in relation to the sub-licence of the GM2 System set out therein, and supersedes and extinguishes any prior drafts, and all previous contracts, arrangements, representations, warranties of any nature, whether or not in writing, between the Parties relating to the same. Each Party acknowledges and agrees that in entering into this Agreement on the terms set out in this Agreement, it is not relying upon, and shall have no remedy in respect of, any statement, representation, warranty, promise or assurance made or given by any other Party or any other person, whether negligently or innocently made, whether or not in writing, at any time prior to the execution of this Agreement, which is not expressly set out in this Agreement.

19.2 **Amendment:** Any purported amendment of this Agreement shall not be effective unless in writing signed by or on behalf of the Parties.

19.3 **Assignment / Subcontracting:** Neither Party shall assign, transfer, charge, create a trust over or otherwise deal in its rights or obligations under this Agreement, or purport to do so, without the prior written consent of the other Party.

19.4 **Notices**

19.4.1 Save where otherwise expressly provided to the contrary, notices between the Parties relating to this Agreement must be in writing, and must be delivered personally or sent by email, overnight courier, or prepaid first class post or pre-paid air mail post to the address set out below. Alternative details may be notified by a Party in writing for the purposes of this Clause.

19.4.2 Notices shall be treated as received as follows: if delivered by hand, when delivered; if delivered by email, upon the sender's receipt of an acknowledgement from the intended recipient, or if delivered viavia courier, or registered mail supported by proof of delivery. Any notices that would be treated as received otherwise than from 9.00am to 5.00pm on a Business Day shall be deemed given on the next Business Day.

Address for LICENSOR:

Golden Matrix Group Inc.
3651 Lindell Road Ste D131,
Las Vegas
NV 89103

Address for LICENSEE:
Articulate Pty Ltd
Suite 302, 2 Grosvenor Street
Bondi Junction
NSW 2022
Australia

19.6 **Relationship of the Parties:** Nothing in this Agreement, and no action taken by the Parties pursuant to this Agreement, shall be construed as creating a partnership or joint venture of any kind between the Parties, or as constituting either Party as the agent of the other Party for any purpose whatsoever. Neither Party shall have the authority to bind the other Party or to contract in the name of or create a liability against the other Party in any way or for any purpose.

19.7 **Remedies Not Exclusive:** Except as expressly provided in certain clauses in this Agreement, all other rights and remedies contained in this Agreement are cumulative and are not exclusive of any other rights or remedies provided by law or otherwise.

19.8 **No Waiver:** A failure or delay by either Party to exercise any right or remedy under this Agreement shall not be construed or operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of that right or remedy. A waiver by either Party of any breach of or default under this Agreement shall not be considered a waiver of a preceding or subsequent breach or default. A purported waiver or release under this Agreement is not effective unless it is a specific authorized written waiver or release.

19.9 **Severability:** Each of the provisions contained in this Agreement shall be construed as independent of every other such provision, so that if any provision of this Agreement shall be determined by any Competent Authority to be illegal, invalid or unenforceable, then such determination shall not affect any other provision of this Agreement, all of which other provisions shall remain in full force and effect. If any provision in this Agreement shall be determined to be illegal, invalid or unenforceable, but would be legal, valid and enforceable if amended, the Parties shall consult together in good faith and agree the scope and extent of any modification or amendment necessary to render the provision legal, valid and enforceable so as to give effect as far as possible to the intention of the Parties as recorded in this Agreement.

19.10 **Counterparts:** This Agreement may be executed in any number of counterparts but shall not be effective until one Party has executed at least one counterpart. Each counterpart when executed shall be an original, but all the counterparts together shall constitute one document.

19.11 **Further Assurances:** Each Party will, at the request and expense of the other Party, execute any document and do anything reasonably necessary to implement this Agreement, and use all reasonable endeavors to procure that a third party executes any deed or document and does anything reasonably necessary to implement this agreement.

19.12 **Costs:** Save as otherwise stated in this Agreement, each Party shall bear its own costs in relation to the negotiation, preparation, execution and implementation of this Agreement.

19.13 **Third Party Rights:** Neither Party intends that any term of this Agreement shall be enforceable by virtue of the Contract (Rights of Third Parties) Act 1999, or by any other Applicable Law, by any person, entity or group who is not a party to this Agreement.

IN WITNESS THEREOF, THIS AGREEMENT IS SIGNED BY THE DULY AUTHORISED REPRESENTATIVES OF THE PARTIES HERETO.

Signed for and on behalf of	Signed for and on behalf of
Golden Matrix Group Inc.	**Articulate Pty Ltd**
Name: Weiting Feng	Name: Anthony Goodman
Designation: CFO	Designation: Director

Schedule A

USAGE FEE

LICENSEE shall pay to LICENSOR a Usage Fee of a certain percentage (x %) (as set forth below) from the Monthly Content and Software Usage within **the GM2 System** according to the following table (the "**Usage Fee**"):

Level	Software Usage in USD	Usage Fee
1	< 100,000,000	0.25%
2	100,000,001 - 200,500,000	0.2%
3	>200,500,001	0.15%

In order to avoid any misunderstandings, it is hereby clarified as follows:

- These clarifications are for the purpose of calculating the Usage Fee; and
- The calculation of the Usage Fee is based on the total volume of Content and Software Usage defined as the Credits wagered on the games;
- Each calendar month is regarded as a separate entity and shall commence at a zero volume.